EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Reminder:  Conference Call Today at 2:30 ET, Dial In (866) 206-7204, ID# 1326033

AdvanSource Biomaterials Reports Third Quarter Financial Results

WILMINGTON, MA, February 18, 2009. AdvanSource Biomaterials Corporation (NYSE Alternext US: ASB), a leading developer of advanced polymer materials for a broad range of medical devices, today reported financial results for the fiscal third quarter and nine months ended December 31, 2008.  The Company’s financial condition and results of operations, which are based on the Company’s continuing operations, exclude the financial condition and results of operations of Gish BioMedical, Inc. and Catheter and Disposables Technology, Inc.  (“CDT”) in prior year periods, both formerly wholly-owned subsidiaries of the Company, which were sold during the fiscal year ended March 31, 2008.

For the three months ended December 31, 2008, revenues were $688,000 as compared with $815,000 in the comparable prior year period.  Net loss from continuing operations increased to $1.0 million, or $0.05 per diluted share, as compared with net loss from continuing operations of $631,000, or $0.03 per diluted share, in the comparable prior year period.  Net loss from continuing operations for the three months ended December 31, 2008 includes a charge of $487,000 for the impairment of goodwill.  Net loss decreased to $1.0 million, or $0.05 per diluted share, from a net loss of $1.3 million, or $0.06 per diluted share, in the comparable prior year period which included a net loss from discontinued operations of $699,000.

Product sales decreased in the fiscal 2009 third quarter to $131,000 from $356,000 in the comparable prior year period.  This decrease is due, in part, to the effect of larger stocking orders placed by customers during the comparable quarter of fiscal 2008, which did not recur in the fiscal 2009 third quarter; and fulfillment of backlog in the fiscal 2008 third quarter resulting in higher than expected shipments.  Backlog had increased in the fiscal 2008 second quarter due to the need to address problems in producing polymers that met certain internal specifications.

Royalties and development fees increased 21% to $557,000 in the fiscal 2009 third quarter from $459,000 in the comparable prior year period.  Gross profit on total revenues decreased to 50.0% from 59.1% for the comparable prior year period, primarily as a result of decreased product shipments in the fiscal 2009 third quarter.  Selling, general and administrative expenses decreased to $712,000 in the fiscal third quarter, excluding charges for impairment of goodwill of $487,000, from $948,000 for the comparable prior year period.  The impairment of goodwill is primarily related to the decline in the share price of the Company’s common stock.  Expenses were lower in the fiscal third quarter, primarily due to the reduction or elimination of professional fees related to strategic and branding initiatives, professional fees related to Sarbanes-Oxley compliance, and share-based compensation expenses in connection with stock options granted, all of which resulted in higher costs for the three months ended December 31, 2007.

The Company's cash and cash equivalents balance at December 31, 2008 was $4.8 million and working capital was $5.1 million. In January, the Company repurchased approximately 78,000 shares of its common stock on the open market for a total of approximately $30,000 under the existing buyback program previously approved by the board of directors.

Commenting on AdvanSource’s performance, President and CEO Michael Adams said: “While we were disappointed with product sales in the recent quarter, we are encouraged by the continuing expansion of royalty and development fee income that is the keystone of our business model.  Over the past year we have been focused on our rebranding effort and on ensuring improved market awareness of our existing biomaterial products and ability to bring innovative advanced polymer technology that can be customized for the application needs of customers.  These efforts have translated into increasing inquiries from existing customers interested in new product formulations as well as potential new customers evaluating our polymers as a solution to their biomaterial needs. Our marketing team is submitting a record number of price quotations for future contracts.

“In addition, we are moving forward with R&D aimed at commercializing our antimicrobial polymer technology.  We believe this technology could prove to be a formidable combatant of clinical infections, such as MRSA, commonly associated with implantable medical devices.  With our current capabilities of customizing biomaterial formulations used by customers in the development and sale of medical devices, and our new product developments, such as our proprietary antimicrobial polymers, we believe the Company’s continually expanding product offerings will enable future growth,” Mr. Adams concluded.

CONFERENCE CALL & REPLAY INFORMATION

AdvanSource will host a conference call with investors at 2:30 p.m. ET on Wednesday, February 18, 2009 to discuss its fiscal third quarter 2009 financial results.  Participants should dial-in (866) 206-7204 Conference ID# 1326033 or (703) 639-1114 outside the U.S. Please dial-in 10 minutes before the call is scheduled to begin.  A replay will be available approximately two hours after the conference call ends for a period of two weeks at (888) 266- 2081 reference # 1326033 or (703) 925-2533 outside the U.S.

About AdvanSource Biomaterials Corporation

AdvanSource Biomaterials Corporation manufactures advanced polymer materials which provide critical characteristics in the design and development of medical devices. The Company’s biomaterials are used in devices that are designed for treating a broad range of anatomical sites and disease states. AdvanSource’s business model leverages its proprietary materials science technology and manufacturing expertise in order to expand its product sales and royalty and license fee income. The Company is conducting a clinical trial for regulatory approval at two sites in Europe for its CardioPass™ synthetic coronary bypass graft.  More information about AdvanSource is available at its website: www.advbiomaterials.com

Forward-Looking Statements:

AdvanSource believes that this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties.  Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause results to differ materially from the forward-looking statements.  For further information on such risks and uncertainties, you are encouraged to review AdvanSource’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and its Quarterly Reports for the periods ended June 30, 2008, September 30, 2008 and December 31, 2008.  AdvanSource assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

For Further Information Contact:

Eric Walters                                                                      Sylvia Dresner
Vice President & CFO                                                     Senior Vice President
AdvanSource Biomaterials                                            VMW Corporate & Investor Relations
978-657-0075                                                                     212-616-6161
info@advbiomaterials.com                                             info@vmwcom.com

(FINANCIAL TABLES FOLLOW)

AdvanSource Biomaterials Corporation
Condensed Consolidated Balance Sheets
(Unaudited - in thousands, except share and per share amounts)

	December 31,	March 31,
	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$4,810	$6,733
Accounts receivable-trade, net of allowance of $5 and $6 as of December 31, 2008 and March 31, 2008, respectively	50	46
Accounts receivable-other	580	480
Inventories	306	149
Prepaid expenses and other current assets	116	149
Total current assets	5,862	7,557
Property, plant and equipment, net	3,351	3,339
Goodwill	-	487
Other assets	13	178
Total assets	$9,226	$11,561

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$145	$370
Accrued expenses	417	698
Deferred revenue	64	148
Current liabilities of discontinued operations	149	149
Total current liabilities	775	1,365
Commitments and contingencies
Stockholders' equity:
Preferred stock; $0.001 par value; 5,000,000 shares authorized; 500,000 shares issued and none outstanding as December 31, 2008 and March 31, 2008	-	-
Common stock; $0.001 par value; 50,000,000 shares authorized; 21,125,988 shares and 21,067,313 issued and outstanding as of December 31, 2008 and March 31, 2008, respectively	21	21
Additional paid-in capital	38,706	38,566
Accumulated deficit	(30,276)	(28,391)
Total stockholders' equity	8,451	10,196
Total liabilities and stockholders' equity	$9,226	$11,561

AdvanSource Biomaterials Corporation
Condensed Consolidated Statements of Operations
(Unaudited - in thousands, except per share amounts)

	For The Three Months Ended December 31,		For The Nine Months Ended December 31,
	2008	2007	2008	2007

Revenues:
Product sales	$131	$356	$853	$786
Royalties and development fees	557	459	1,698	1,405
	688	815	2,551	2,191
Cost of sales	344	333	1,071	841
Gross profit	344	482	1,480	1,350
Operating expenses:
Research, development and regulatory	153	235	567	777
Selling, general and administrative	712	948	2,358	2,370
Impairment of goodwill	487	-	487	-
	1,352	1,183	3,412	3,147
Loss from operations	(1,008)	(701)	(1,932)	(1,797)
Interest income	8	70	47	175
Net loss from continuing operations	(1,000)	(631)	(1,885)	(1,622)
Loss from discontinued operations of Gish and CDT	-	(699)	-	(1,600)
Loss on sale of Gish	-	-	-	(1,173)
Net loss from discontinued operations	-	(699)	-	(2,773)
Net loss	$(1,000)	$(1,330)	$(1,885)	$(4,395)
Net loss per common share, basic and diluted:
Net loss per common share, continuing operations	$(0.05)	$(0.03)	$(0.09)	$(0.08)
Net loss per common share, discontinued operations	-	(0.03)	-	(0.14)
Net loss per common share	$(0.05)	$(0.06)	$(0.09)	$(0.22)
Shares used in computing net loss per common share, basic and diluted	21,126	20,695	21,092	20,257